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                                                                   Exhibit 10.24


                        MANAGING GENERAL AGENCY AGREEMENT
                              NUMBER DIRECT-03-001

                                TABLE OF CONTENTS

    Article 1         Appointment
    Article 2         Authority of the Managing General Agent
    Article 3         Compensation
    Article 4         Accounting and Records
    Article 5         Reports and Remittances
    Article 6         Expenses
    Article 7         Premium Escrow Accounts
    Article 8         Control of Expirations
    Article 9         Independent Contractor Relationship
    Article 10        Advertising
    Article 11        Agents Licensing
    Article 12        Agency Sale or Transfer
    Article 13        Hold Harmless
    Article 14        Arbitration
    Article 15        Termination
    Article 16        Claims Handling
    Article 17        Reinsurance
    Article 18        Privacy
    Article 19        General Obligations of Managing General Agent
    Article 20        General Obligations of Company
    Article 21        Miscellaneous






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                        MANAGING GENERAL AGENCY AGREEMENT
                                  DIRECT-03-001

This Agreement is made and entered into by and between OLD AMERICAN COUNTY MUTUAL FIRE INSURANCE COMPANY a Texas Corporation (Company) and DIRECT GENERAL INSURANCE AGENCY, INC., a Texas Corporation with administrative offices in Nashville, TN, (Managing General Agent).

          THE COMPANY AND THE MANAGING GENERAL AGENT AGREE AS FOLLOWS:

ARTICLE 1 - APPOINTMENT

1.1 The Company appoints the Managing General Agent to act as its Managing General Agent as that term is defined in Article 21.07-3 of the Texas Insurance Code and the Texas Administrative Code. This appointment is continuous in nature and shall remain in effect until terminated in accordance with Article 15.

1.2 The Managing General Agent acknowledges and agrees that the Company's appointment of the Managing General Agent does not restrict in any manner the Company's right to appoint agents writing any lines of insurance the Company writes through any other agent, sub-agent or managing general agent either direct to the Company or through other agents.

ARTICLE 2 - AUTHORITY

2.1 The Managing General Agent has the authority and duty to act on behalf of the Company in all respects, insofar as necessary for the Managing General Agent to perform the function of a Managing General Agent for the Company. The Company may, from time-to-time, place reasonable written restrictions upon the Managing General Agent. The Managing General Agent's authority includes, but is not limited to, production, appointment and supervision of agents for the Company, underwriting, accounting and claims handling. All acts of the Managing General Agent, insofar as the Company's business is concerned, are subject to the ultimate authority of the Company.

The authority granted to the Managing General Agent under this Agreement may be performed in whole or in part by third parties, subject to the prior approval of the Company, which shall not be unreasonably withheld, or, in the Managing General Agent's sole discretion, by one or more affiliates of the Managing General Agent; provided that (i) such affiliate shall be under ultimate common control with the Managing General Agent; (ii) to the extent any affiliate of the Managing General Agent provides services to the Company under this Agreement, such affiliate shall be bound by the terms of this Agreement and (iii) the performance of such services by any such affiliate shall not relieve the Managing General Agent of its obligations to the Company hereunder. The parties may establish mutually acceptable administrative and operational procedures to facilitate delegation of performance under this Agreement on behalf of the Managing General Agent.



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2.2 The original source of all business produced under this Agreement shall be property/casualty, general lines, or limited lines agents in the State of Texas (Agent(s)).

2.3 The Managing General Agent has the authority to accept, on forms approved by the Company, applications, binders, and/or Policies written by or through Agents, for classes or lines of insurance as described in the attached Schedule of Business, as may be amended from time to time, and in the Quota Share Reinsurance Agreement Number DIRECT-02-001 between the Company and DIRECT GENERAL INSURANCE COMPANY (the Reinsurer) effective January 1, 2003, (Reinsurance Agreement), a copy of said Agreement is attached hereto and fully incorporated herein.

2.4 The Managing General Agent acknowledges and agrees that the term(s) of any Policy shall not exceed twelve (12) months. "Policy" is defined as any policy, endorsement, binder, certificate, proposal for insurance or any other document that binds the Company to insurance coverage.

2.5 The Managing General Agent has the authority to cancel Policies, at its discretion, subject to the requirements imposed by law and in compliance with the applicable provisions contained in this Agreement and the Policies.

2.6 The Managing General Agent has the authority to receive and receipt for premiums and to retain commissions out of such collected premiums subject to the terms and conditions of this Agreement.

2.7 The Managing General Agent or its designated claims handler shall have the authority to set loss reserves and adjust and pay claims on behalf of the Company.

2.8 The Company shall retain the authority to restrict the premium volume.

2.9 The Managing General Agent may not authorize policy issuance on behalf of the Company to any broker, agent, managing general agent or any other entity without the prior written consent of the Company, which consent shall not be unreasonably withheld.

2.10 Any and all agreements with Agent(s) shall be made directly between the Managing General Agent and such Agent(s). It is understood that the Agent shall have no claim or cause of action against the Company and said Agent(s) shall look solely to the Managing General Agent for any and all expenses, costs, causes of action and damages, including, but not limited to, extra contractual obligations, arising in any manner from actions or inactions by the Agent(s) or the Managing General Agent.

2.11 The Managing General Agent shall bear sole responsibility to oversee the proper licensing of any Agents(s). Should any fines be levied against the Company as the result of the Managing General Agent accepting business from an unlicensed Agent, the Managing General Agent shall hold the Company harmless and reimburse the Company for any and all reasonable expenses so incurred including, but not limited to, legal fees, fines and travel expenses.



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ARTICLE 3 - COMPENSATION

3.1 The Managing General Agent's compensation shall be the commission and the claims handling fee allowed under the Reinsurance Agreement less Fronting Fees and premium taxes. As used in this Article, the term "Net Written Premium" is defined as the total of all premium amounts on policies written by the Managing General Agent between the Company and the Managing General Agent less return premium and cancellations.

3.2 On the Net Written Premium and net policy fees (policy fees does not include ATP fees) for each underwriting year, "Fronting Fees" shall be charged as follows:

         2.5% on premium and policy fees up to $20 million
         2.0% on premium and policy fees from $20 million to $50 million 1.75% on premium and policy fees over $50 million

The above formula for calculating Fronting Fees shall be reviewed by the parties at least annually and may be amended from time to time.

3.3 The tax provision of one and three-quarters percent (1.75%) of Net Written Premium and net policy fees charged includes premium tax and the Texas Overhead Assessment (collectively "Premium Tax"). The Company retains the right to adjust the Premium Tax of 1.75% to any new effective rate determined by the Texas Department of Insurance or other such agency. The Company will be liable for remitting state premium taxes based on Net Written Premium and net policy fees charged.

3.4 Should service fees be charged on any policy covered by this Agreement, and such fees are deemed taxable for premium tax purposes, then such service fees are to be added to the Net Written Premium and net policy fees charged to determine the amount subject to Fronting Fees.

3.5 The Managing General Agent shall be entitled to retain the policy fee less premium taxes of one and three quarters percent (1.75%) and front fees as stated in Article 3.2.

3.6 In the event there is no Agent to receive the designated commission on a Policy, the Managing General Agent may retain the commission.

3.7 The commission may, from time to time, be amended upon mutual agreement of the Company and the Managing General Agent without otherwise affecting the terms and conditions of this Agreement.

3.8 The Company agrees to pass through to the Managing General Agent any Contingent or Profit Commission allowed by the Reinsurer(s) that may be referenced in the Reinsurance Agreement.

ARTICLE 4 - ACCOUNTING AND RECORDS

4.1 The Managing General Agent shall provide as reasonably requested and maintain all necessary books, records, policies, claim files, dailies and correspondence with policyholders to determine the amount of liability of the Company and the amount of premiums there from.


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4.2 The Managing General Agent shall prepare separate, itemized, monthly statements for each Agent on the business placed by the Agent through the Managing General Agent, and furnish the Agent with an IRS Form 1099 each year when required.

4.3 All records shall be kept in such manner and form as is generally recognized as acceptable in the insurance industry or as may be reasonably required by the Company. The foregoing notwithstanding, the parties agree that all records may be maintained in electronic data storage form accessible by computer, or otherwise and if so stored in this fashion, no physical copy of such item need be maintained unless otherwise required by law. Such records shall be maintained for at least five (5) years or for any longer applicable retention period required by the Texas Department of Insurance. All records must be located in Texas, unless approved by the Texas Department of Insurance under Article 1.28 of the Texas Insurance Code, or as otherwise permitted by Texas law. The foregoing notwithstanding, the Managing General Agent is permitted to maintain records outside the state of Texas.

4.4 All records applicable to the Company's business shall be opened for inspection and/or audit at all reasonable times by the Company, its reinsurers, insurance department personnel or other governmental authorities.

4.5 Upon Company's reasonable request and pursuant to regulatory requirements, the Managing General Agent shall forward as reasonably required to the Company or the Company's designated accountant and/or statistical agent, exact, as written, copies of all applications, binders, policies, daily reports, monthly reporting forms and endorsements issued by or through licensed Agent(s), including all other evidence of insurance written, modified or terminated.

4.6 The Managing General Agent shall be solely responsible for and shall keep accurate records of all policies assigned to the Managing General Agent If applicable, in the event canceled or terminated policies or binders are unavailable, the Managing General Agent shall forward, or cause to be forwarded, properly executed Lost Policy Receipts.

4.7 At renewal of any Policy issued by the Managing General Agent, the Managing General Agent shall be responsible to the insured for the renewal or non-renewal of the Policy and shall timely communicate any renewal quote or notice of non-renewal to the insured to preclude the extension of coverage beyond the expiration date of the current in-force policy.

4.8 The Company shall conduct or cause to be conducted four (4) examinations of the Managing General Agent The examinations will take place at the Managing General Agent's business offices or premises where necessary records are maintained, and the Managing General Agent will bear the total cost of $750 per audit plus reasonable out of pocket expenses actually and reasonably incurred by the Company to conduct each examination, which out of pocket expenses shall not exceed $2500. Such examination must remain on file with the Company for three
(3) years, be available to the Commissioner of Insurance for review, and contain, at a minimum, the following information:

        a. claims control procedures;
        b. timeliness of claims payments;
        c. timeliness of premium reporting and collection;
        d. compliance with underwriting guidelines; and
        e. reconciliation of policy inventory.



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If within any thirty (30) day period, the Company's aggregate premium volume increases by thirty percent (30%) or more, the Company shall conduct, within ninety (90) days of said period, an examination of the Managing General Agent if the Managing General Agent:

        a. writes greater than twenty percent (20%) of the Company's aggregate premium volume; and
        b. has experienced an increase of twenty percent (20%) or more of premium volume during the thirty (30) day period.

Any such examination shall contain the information required pursuant to this
Article 4.8.

ARTICLE 5 - MANAGING GENERAL AGENT'S REPORTS AND REMITTANCES

5.1 Except as otherwise indicated below, the Managing General Agent shall submit a report to the Company, within thirty (30) days after the close of business each calendar month, summarizing the business transacted under this Agreement during the prior month. Such report shall include the following items:

        a. gross premiums written and collected less returns and cancellations;
        b. MGA's commission;
        c. losses paid less recoveries and salvage;
        d. loss adjustment expenses paid;
        e. outstanding loss reserves;
        f. outstanding loss expense reserves;
        g. losses incurred but not reported - this information shall be reported on a quarterly basis only, and shall be forwarded no later than the 30th day of the month following the quarter being accounted for;
        h. unearned premium reserve; and
        i. earned premium.

5.2 The Managing General Agent shall remit all amounts collected and paid, which are due, directly to the Company within forty-five (45) days after the close of the calendar month for which the account is rendered.

5.3 In addition to the return of premium, the Managing General Agent shall refund commissions on policy cancellations, reductions in premiums or any other return premiums at the same rate at which such commissions were originally retained.

5.4 The Company may, at its sole option, reasonably alter the frequency and/or content of the Managing General Agent's report; provided, however, such report is made no less frequently than monthly.

5.5 The omission of any item(s) from a monthly statement shall not affect the responsibility of either party to account for and pay all amounts due the other party, nor shall it prejudice the rights of either party to collect all such amounts due from the other party.

5.6 The Managing General Agent shall annually furnish to the Company the following summary information in such form as to enable the Company to record such information in its annual statement:



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        a. summaries, with data segregated by major classes, of net premium written, gross loss paid, net salvage, subrogation and adjusting expenses paid during the year; and

        b. details of in-force and unearned premium running twelve (12) months or less from the policy inception date.

5.7 The Managing General Agent agrees to furnish the Company with any additional reports necessary to provide the Company's monthly, quarterly and/or annual statements to regulatory authorities including, but not limited to, TICO statistical reporting.

5.8 The Managing General Agent shall annually furnish the Company current financial statements of the Managing General Agent These financial statements shall include, but not be limited to, Profit and Lass, Balance Sheet and Cash Flow Statements.

ARTICLE 6 - EXPENSES

6.1 The Managing General Agent is responsible for and shall promptly pay all expenses attributable to the producing and servicing of business under this Agreement, except as specified in Article 6.2. This responsibility shall not be altered whether the expense is billed to the Managing General Agent or the Company. These expenses include but are not limited to:

        a. salaries and all other benefits of all employees of the Managing General Agent;
        b. transportation, lodging, and meals of employees of the Managing General Agent;
        c. postage and other delivery charges;
        d. advertising;
        e. printing of all policies, forms and endorsements;
        f. EDP hardware, software, and programming;
        g. commissions;
        h. license and appointment fees for agents, brokers, and solicitors;
        i. adjustment expenses arising from claims on insurance written under this Agreement, except for expenses incurred at the direction of the Company;
        j. provision of office space, equipment and other facilities necessary for the operation of Managing General Agent; and
        k. legal, audit and other expenses relating to any rate filing, regulation, or rules affecting the business of the Managing General Agent pursuant to this Agreement.

With respect to expenses for which Managing General Agent is obligated to pay, the Company agrees it will immediately but in no event more than 15 business days following receipt forward to Managing General Agent any assessment, invoice, report or record from any regulatory agency related to such expenses. Company further agrees that it will not undertake to remit payment of any such expense, including but not limited to agent appointment fees, without first verifying such expense with Managing General Agent. Managing General Agent shall not be obligated to reimburse Company for any expense paid without first obtaining such verification.

6.2 The Company is responsible for and shall promptly pay all expenses attributable to the actions of the Company as a result of business produced under this Agreement. This responsibility shall not be altered whether the expense is billed to the Company or the Managing General Agent These expenses include but are not limited to:



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        a. salaries and all other benefits of all employees of the Company;
        b. transportation, lodging, and meals of employees of the Company;
        c. State or Guaranty Fund Assessments;
        d. losses and loss adjustment expenses incurred at the direction of the Company;
        e. cost of reinsurance; and
        f. legal and auditing expense incurred at the direction of the Company (other than as provided for in Article 4.8).

ARTICLE 7 - PREMIUM ESCROW ACCOUNTS

7.1 The Managing General Agent shall accept in a fiduciary capacity all premiums collected and other funds relating to the business written under this Agreement. It is expressly agreed and understood that all premiums collected by the Managing General Agent are collected on behalf of the Company; that such premiums are the property of the Company and the Reinsurer as their respective interests may appear pursuant to the Reinsurance Agreement, less such commissions and fees as are due the Managing General Agent. The privilege of retaining commissions shall not be construed as changing the fiduciary capacity.

7.2 The Managing General Agent assumes responsibility for and shall promptly pay, the Net Written Premium currently due the Company, whether collected or not, on Policies issued by the Managing General Agent, or the Company on behalf of the Managing General Agent, subject to any deductions provided herein.

7.3 The Managing General Agent shall establish and maintain a "Premium Escrow Account" entitled "DIRECT/OLD AMERICAN PREMIUM ESCROW ACCOUNT". The Premium Escrow Account shall be in a bank, which is a member of the Federal Reserve System and is mutually agreeable to the Managing General Agent and the Company. All premiums collected by the Managing General Agent on business produced under this Agreement shall be deposited promptly into said account.

7.4 The Managing General Agent shall not commingle any premium or escrow funds with its personal accounts or other agency funds or funds held by the Managing General Agent in any other capacity. The foregoing shall not apply to funds collected on behalf of the Managing General Agent's premium finance company affiliate.

7.5 The Managing General Agent and an officer of the Company shall maintain signature authority on said Premium Escrow Account.

7.6 The Managing General Agent shall act as trustee for the Company on the Premium Escrow Account.

7.7 Interest income and the cost of maintaining Escrow Accounts shall belong to the Managing General Agent.

7.8 Escrow Accounts may consist of:

        a. checking, savings, or money market accounts;
        b. certificates of deposit; or
        c. United States Treasury bills, notes or bonds.



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7.9 The Managing General Agent may use any and all premium and other funds collected by the Managing General Agent for and on behalf of the Company under this Agreement solely for the payment of:

        a. premium balances due minus deductions allowed in accordance with this Agreement;
        b. the return of unearned premiums arising due to cancellation or endorsement;
        c. the Managing General Agent's and Agent(s) commission;
        d. losses and loss adjustment expenses; or
        e. such other items as mutually agreed upon in writing by the Managing General Agent and the Company.

7.10 The Company shall not be liable for any loss which occurs by reason of the default or failure of the bank in which an account is carried and such loss shall not affect the Managing General Agent's obligations under this Agreement.

ARTICLE 8 - CONTROL OF EXPIRATIONS

8.1 The Managing General Agent's records and the use and control of expirations of the business produced by the Agents appointed by the Managing General Agent or by the Company at the Managing General Agent's request shall remain the property of the Managing General Agent and be left in the Managing General Agent's undisputed possession, provided the Managing General Agent is not in material default and accounts for and pays over all premium and other sums for which the Managing General Agent may be liable to the Company.

8.2 Ownership of the records, use and control of expirations and the goodwill relating thereto shall be vested in the Managing General Agent, provided, however in the event the Managing General Agent is in material default hereunder, and does not remedy such default within a reasonable time and does not account for and pay all premiums or other sums for which it may be liable to the company within a reasonable time following the due date, such records, use and control of expirations and the good will relating thereto shall become the property of Company.

8.3 The Managing General Agent assigns to the Company as security for, but not in payment of the obligations of the Managing General Agent under this Agreement, all sums due or to become due to the Managing General Agent from any insured(s) for whom the Managing General Agent or Agent(s) provided a Policy on behalf of the Company. In the event of material default which remains uncured, the Company shall have full authority to demand and collect such sums and the Managing General Agent or Agent(s) shall not be entitled to any commissions and/or policy fees on any premium so collected by the Company. The Company may also assign any rights it acquires to the Reinsurer.

8.4 The Managing General Agent pledges and/or grants to the Company, so as to further secure payment of any and all sums due the Company under this Agreement, any and all of the Managing General Agent's records of expirations of Policies, including but not limited to, the ownership and exclusive use of said expirations. In the event Managing General Agent fails to render timely accounts and payments within (10) days after such failure is brought to the Managing General Agent's attention by way of written notification to the address provided herein, the Company shall have the rights of the holder of a security interest granted by law, including but not limited to the rights of foreclosure to effectuate such security interest, arid the Managing General Agent hereby agrees to peaceably surrender possession of such records to the Company upon demand.



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ARTICLE 9 - INDEPENDENT CONTRACTOR RELATIONSHIP

9.1 Nothing contained in this Agreement shall be construed to create the relationship of employer and employee, or joint venture or partnership, between the Company and the Managing General Agent, or between the Company and any employees, representatives or Agents of the Managing General Agent.

ARTICLE 10 - ADVERTISING

10.1 Any advertising is the responsibility of, and shall be in the name of the Managing General Agent The Managing General Agent is prohibited from using the Company's name or logo without prior written consent of the Company.

10.2 In the event an advertisement containing the Company's name or logo is used by the Managing General Agent or Agent(s), the Managing General Agent shall send a copy of the advertisement to the Company and maintain a copy and full details concerning where, when, and how it was used, and comply with all legal requirements regarding content, review and approval of advertising and maintenance of records.

ARTICLE 11 - AGENTS LICENSING

11.1 The Managing General Agent shall maintain current license(s) or certificate(s) of authority as required by law for the conduct of business pursuant to this Agreement.

11.2 The Managing General Agent shall assure that all Agents maintain appropriate license(s), certificate(s) of authority and appointments as required by law for conduct of business under this Agreement.

11.3 If applicable, the Managing General Agent shall maintain in force an Agency or Producer Agreement, in a form satisfactory to the Company, with all Agents; provided, however, Managing General Agent shall not be required to maintain any form of agreement with its employee agents or its affiliates.

11.4 Any termination by the Managing General Agent of an Agent shall comply with the Texas Insurance Code and any other applicable law or regulation.

ARTICLE 12 - AGENCY SALE OR TRANSFER

12.1 In the event a controlling interest (10% or more of outstanding shares) of the Managing General Agent is to be sold or transferred or the Managing General Agent is to merge or be consolidated with another firm (not affiliated with current ownership), the Managing General Agent shall give thirty (30) days advance written notice to the Company. Under any of these circumstances, the Company may:

        a. consent to the assignment of this Agreement to the successor;
        b. enter into a new Managing General Agency Agreement with the successor; or
        c. terminate this Agreement pursuant to Article 15.



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The Company shall notify the Managing General Agent of its decision within thirty (30) days of the receipt of the notice.

12.2 The Managing General Agent shall also give notice to the Company if there is a material change in the management of Managing General Agent within 30 days of the occurrence of such change.

ARTICLE 13 - HOLD HARMLESS

13.1 The Managing General Agent shall indemnify and hold the Company harmless from any and all claims, demands, causes of action, damages, judgments and expenses (including, but not limited to, reasonable attorney's fees and costs of court) which may be made against the Company and which arise, either directly or indirectly, out of any action or inaction of the Managing General Agent or the Managing General Agent's employees or representatives in connection with any rights or obligations of the Managing General Agent incurred in connection with this Agreement or with asserting rights hereunder including, but not limited to, any action or inaction of the Managing General Agent concerning the termination of Agent(s) pursuant to the Texas Insurance Code or any other applicable law or regulation.

13.2 The Company shall indemnify and hold the Managing General Agent harmless from any and all claims, demands, causes of action, damages, judgments and expenses (including, but riot limited to, reasonable attorney's fees and costs of court) which may be made against the Managing General Agent and which arise, either directly or indirectly, out of any action or inaction of the Company including, but not limited to, any such acts of negligence by the Company in connection with any rights or obligations of the Company incurred in connection with this Agreement or with asserting rights hereunder.

13.3 The Reinsurer is hereby named as a third party beneficiary to all promises, duties and obligations of indemnification made by the Managing General Agent to the Company to the extent of all damages, fines, penalties and/or loss incurred by the Reinsurer as a direct result of indemnifying and holding the Company harmless for the actions and/or inactions of the Managing General Agent. Upon indemnification by the Reinsurer, the Company shall assign its rights of recourse against the Managing General Agent to the Reinsurer, provided always that any benefit or right of recourse extended to the Reinsurer shall be subordinate to that of the Company.

ARTICLE 14 - ARBITRATION

14.1 Unless both parties mutually agree to waive arbitration with respect to a particular dispute, the parties to this Agreement hereby agree that binding arbitration shall be the sole remedy for any and all dispute(s) arising between them with reference to any transactions, terms or conditions under this Agreement including its formation and validity. Arbitration proceedings brought hereunder shall be referred for final determination to the majority decision of a panel of three disinterested arbitrators (the "Panel"). Notice of demand for arbitration (the "Notice") shall be made by the petitioning party (the "Petitioner") in writing and shall be served via certified or registered mail, return receipt requested, on the responding party to the Arbitration (the "Respondent") at the Respondent's current address. The notice requesting arbitration shall identify the Agreement(s) involved in the dispute, the issues to be resolved in the view of the Petitioner, and the arbitrator selected by the Petitioner. The term "days" as used herein shall mean calendar days.



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14.2 The Respondent shall appoint an arbitrator within 30 days of receiving the
Notice. At the same time as the appointment, the Respondent shall identify in writing any issues which in its view must be resolved in the arbitration proceeding and which were not identified by the Petitioner. If the Respondent fails to appoint its arbitrator within 30 days of being requested to do so, in writing, by the Petitioner, the Petitioner shall have the right to appoint the second arbitrator. Within 30 days after their appointment, the two arbitrators so chosen shall select a third arbitrator to act as umpire. If the two arbitrators do not agree as to the selection of a third arbitrator within 60 days after their appointment, the third arbitrator shall be selected from a list of six individuals (three named by each arbitrator) by a judge of the federal district court or state court in Dallas County, Texas.

14.3 Each arbitrator shall be a disinterested, active or retired official or officer of an insurance, or reinsurance company, or managing general agent who has knowledge and experience with insurer and managing general agent relationships and who is not under the control or management of either party to this Agreement, and shall have experience in the class and type of business subject to this dispute.

14.4 Within 30 days after notice of appointment of all arbitrators, the Petitioner and the Respondent shall each submit a statement of position to the Panel.

14.5 Within 60 days after notice of appointment of all arbitrators, each party shall provide the other with its relevant books, records, and/or other papers not protected from disclosure by either the work-product or attorney client privilege. Other than the exchange of relevant documents, both parties shall refrain from engaging in any type of discovery including, but riot limited to, depositions and interrogatories.

14.6 Within 30 days following the exchange of documents, the Petitioner and the Respondent shall submit hearing briefs to the Panel.

14.7 Unless some other location is mutually agreeable to the parties, arbitration proceedings shall take place within Dallas County, Texas. Arbitration shall commence as soon as practicable but in no event longer than 120 days after selection of the third arbitrator with notice thereof to the parties. The specific time and site of arbitration shall be promptly agreed to by the parties, or if no Consent is reached, then determined by the Panel.

14.8 The Panel shall be relieved from applying the strict rules of evidence and/or procedure and shall make its decision based on the custom and practice of the insurance and reinsurance business with a view toward effecting this Agreement in a reasonable manner. Should either party fail to appear at the arbitration and/or fail to furnish the Panel with any subpoenaed papers or information, the Panel is empowered to proceed ex parte. The Panel shall make its award within 60 days following the close of the hearing. The majority decision of the Panel shall be final and binding upon the parties and shall be reduced to a written award, which may include factual findings, and shall be signed by any two of the three arbitrators, dated and delivered overnight to the parties. The Panel may award pre-judgment and post-judgment interest, but in no case shall the authority of the Panel extend to awarding punitive or exemplary damages. Judgment may be entered upon the award by any court having jurisdiction.

14.9 Each party shall bear the expense of its own arbitrator, but shall equally share with the other the expense of the third arbitrator. In the event that the two arbitrators are chosen by one party, as above provided, the expense of the two arbitrators, the third arbitrator and the arbitration




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shall be equally divided between the Petitioner and the Respondent. Unless mutually agreed otherwise, a court reporter transcript shall be taken of the hearing with costs to be divided equally between the parties. The Panel shall allocate the remaining costs of arbitration.

14.10 The Arbitration proceeding brought hereunder, any or all provisions contained herein, and arbitration awards entered pursuant to this Article are specifically governed by, subject to and enforceable under the Federal Arbitration Act (Title 9, United States Code, Sections 1-14, as amended).

14.11 Each party agrees that time is of the essence with respect to all terms and conditions referenced in this Article. All deadlines contained in this Article may be extended by mutual consent of the parties, and if the Panel has been selected, the Panel's Consent must also be obtained.

14.12 Each party agrees that any arbitration award entered pursuant to and governed by this Article shall not have any precedential or collateral estoppel effect on future arbitrations, proceedings, or controversies, if any, between the parties. Any claim of res judicata or claim preclusion shall itself be subject to arbitration.

14.13 This Article shall survive the termination of this Agreement.

ARTICLE 15 - TERMINATION

15.1 This Agreement may be terminated at any December 31 by either party issuing a written notice at least ninety (90) days prior to such date. Any draft authority of the Managing General Agent shall terminate upon the date of said notice of termination except as provided in Article 15.7 or provided otherwise in writing by the Company.

15.2 This Agreement shall automatically terminate simultaneous with and upon the cancellation or termination of the reinsurance agreement referred to in Articles
2.3 and 17, except as provided in Article 15.7.

15.3 The right to solicit and place new business, or renewal, or any modification of existing business, shall be suspended as provided in Article
15.5 in the event of default by the Managing General Agent.

The term "default" means any material breach or material failure to comply with the terms and conditions of this Agreement and includes, but is not limited to, the following:

        a. failure to remit balances due as required by this Agreement and fails to cure such default within ten (10) days after written demand has been made for the same;
        b. failure to adjust all claims in a timely manner arising from all business written under this Agreement;
        c. failure to maintain Agent's license(s) or certificate(s) as required by any public authority; and
        d. failure to comply with any and all provisions of the Texas Insurance Code and/or Texas Administrative Code and such failure remains uncured after notice and a reasonable opportunity to cure.

15.4 In the event that the Company determines that the Managing General Agent is in material default, the Company may, at its sole discretion, suspend the authority of the Managing General Agent. Such suspension shall be effective immediately. The Managing General Agent shall have thirty (30) days to cure the default.

15.5 In the event of cancellation of this Agreement due to fraud or material breach of this Agreement and Company has suspended or terminated Managing General Agent's continuing service obligation as described herein below, any indebtedness of the Managing General Agent to the Company and all premiums in the possession of the Managing General Agent, or for the collection of which the Managing General Agent is responsible, shall, notwithstanding any provisions to the contrary, become immediately due the Company. In such circumstance, any indebtedness of the Company to the Managing General Agent shall also become immediately due and payable.

15.6 The failure of the Company or Managing General Agent to declare promptly a default or breach of any of the terms and conditions of this Agreement shall not be construed as a waiver of any of said terms and conditions, nor estop either party from thereafter demanding a full and complete compliance herewith.

15.7 Managing General Agent agrees that in the event this Agreement is terminated for any reason, Managing General Agent shall continue to perform all customary and necessary services for all in-force Insurance policies in accordance with the provisions of this Agreement until all such policies have been completely cancelled, non-renewed, or otherwise terminated; provided, however, that Company may, in the event of Managing General Agent's material default hereunder, immediately suspend or terminate Managing General Agent's continuing service obligation hereunder.

ARTICLE 16 - CLAIMS HANDLING

16.1 The Managing General Agent shall have authority to settle all claims arising from business placed with the Company under this Agreement in accordance with established Company procedures. At the sole option of the Company, the Company may assume any or all of this responsibility at its own expense.

16.2 The authority of the Managing General Agent to settle claims shall not exceed $30,000 per claim without notification to and consent of the Company. The Company retains final authority over disputes concerning claims settlement and setting of loss reserves, (required by TAC re MGA).

16.3 The Managing General Agent shall promptly report to the Company any and all claims involving lawsuits, when the Company is named, as soon as the Managing General Agent has been made aware of such lawsuits by any party, and shall cooperate fully with the Company to facilitate reporting, investigation, and adjustment of any claim, loss or lawsuit when and as requested by the Company.

16.4 The Managing General Agent may appoint (subject to the approval of the Company, which shall not be unreasonably withheld) appropriate claims adjustment firms to handle certain investigations and settlements relating to claims.

16.5 Payment of losses shall be made on checks or drafts in the name of the Company. Any expense not directly connected with the settlement of losses or recovery by way of salvage or subrogation shall be incurred solely by the Managing General Agent except as from time to time specifically authorized by the Company.

16.6 The Managing General Agent shall be responsible for the safekeeping of all checks and/or drafts of the Company used for settling claims and shall perform the following:

        a. the Managing General Agent shall immediately return all voided checks and/or drafts to the Company;
        b. the Managing General Agent shall immediately notify the Company of any material irregularities, theft, disappearance or destruction of checks and/or drafts; and
        c. the Managing General Agent shall see to it that all checks and/or drafts are sequentially numbered and issued in order, with all voided checks and/or drafts properly marked and accounted for.

16.7 The Managing General Agent shall notify the Company by sending a copy of a form within thirty (30) days of the determination that the claim involves:

        a. a continuing coverage dispute requiring attorney review;
        b. a demand in excess of policy limits;
        c. allegations of bad faith; or
        d. alleged violations of the Texas Deceptive Trade Practices Act or
        Article 21.21 of the Texas Insurance Code.

The form should include the claimant's name, claim number, insureds name, policy number and a description of the claim. This information can be faxed or sent via e-mail to the Company.

ARTICLE 17 - REINSURANCE

17.1 The Managing General Agent may not bind reinsurance or retrocessions on behalf of the Company, may not commit the Company to participate in insurance or reinsurance syndicates and may not collect a premium from a reinsurer or commit the Company to a claims settlement with a reinsurer without the prior written approval of the Company. If the Company gives such prior approval, the Managing General Agent must promptly forward a report to the Company.

17.2 The Managing General Agent is prohibited from ceding reinsurance on behalf of the Company.

17.3 All business coming within the scope of this Agreement shall be reinsured under the attached Reinsurance Agreement. Because of the nature of the Reinsurance Agreement, the Reinsurer shall have the right to act on all such matters coming within the scope of this Agreement as though the Reinsurer were the Company, but by doing so or not doing so, shall not invalidate the right of the Company to act hereunder.

17.4 Any violation of the terms and/or conditions of the Reinsurance Agreement by the Reinsurer resulting in any diminution of the Reinsurer's liability to the Company shall be the sole responsibility of the Managing General Agent and the Managing General Agent shall indemnify and hold the Company harmless from any such liability. Managing General Agent shall have no obligation to indemnify and hold the Company harmless for any damage or liability that arises, either directly or indirectly, out of any action or inaction of the Company including, but not limited to, any acts of negligence by the Company in connection with any rights or obligations of the Company incurred in connection with the Reinsurance Agreement.

ARTICLE 18 - PRIVACY

18.1 Privacy Notice. The Managing General Agent shall provide to each new policyholder, prior to or upon the issuance of any Policies written under this Agreement, and in accordance with applicable state and federal laws, an initial notice of the Company's privacy policies and practices. Not less than annually thereafter, the Managing General Agent, upon the request of the Company, shall distribute a copy of the Company's annual privacy notice, as may be amended from time to time, to each existing policyholder. In addition, the Managing General Agent shall, upon the request of the Company, distribute revised privacy notices and opt-out notices as applicable to each policyholder to reflect any revisions which may be made to the Company's privacy policies arid practices. In each case, the Company shall be responsible for providing the Agency with a copy of the form for its privacy policies and practices notice, which forms the Managing General Agent shall use to create and deliver the notices described herein, at the Agency's sole cost and expense with respect to initial and annual notices. The cost and expense of creating and delivering revised notices at a time other than delivering initial and annual notices shall be borne by the Company. These notices shall be created and delivered in addition to any separate legal obligation the Managing General Agent may have to create and deliver its own such notices on behalf of itself or its affiliates.

18.2 Confidentiality of Customer Information. None of the Parties hereto shall disclose or use any nonpublic personal financial information or nonpublic personal health information related to any policyholder, or to any consumer or customer (as such terms are defined under applicable state and federal privacy laws), except as necessary to carry out its duties and obligations under this Agreement or as otherwise permitted under applicable state or federal law.

18.3 Information Security Program. Each of the Parties hereto shall develop and implement, in accordance with applicable state and federal laws, a comprehensive information security program designed to (i) ensure the security and confidentiality of nonpublic personal financial information and nonpublic personal health information related to any policyholder, or to any consumer or customer (as such terms are defined under applicable state and federal privacy laws), (ii) protect against any anticipated threats or hazards to the security or integrity of such information, and (iii) protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer.

18.4 Confidentiality of Information Systems. If either party provides to the other party access to information or networks through computer access, such other party shall be responsible for maintaining the confidentiality, security and integrity of such information and of the providing party's computer programs and systems. Additionally, each party that obtains such information shall be responsible to insure that its employees, agents, and representatives are aware of the sensitive and proprietary nature of the information obtained, of the importance of confidentiality, and of the conditions described in this Section
18.4. This Section 18.4 shall survive termination of this Agreement.

ARTICLE 19 - GENERAL OBLIGATIONS OF MANAGING GENERAL AGENT

19.1 Licensing. Managing General Agent warrants that it is, and will continue to be during the term of this Agreement and thereafter while providing any continuing services hereunder, authorized and licensed to perform all acts set out in this Agreement. On or before the signing of this Agreement, Managing General Agent shall provide Company with a copy of its current Managing General Agent License, and thereafter shall, within 15 days of receiving written request, provide copy of any renewal of such license to Company.

19.2 Compliance with Laws. Managing General Agent shall be responsible for compliance with all applicable laws, regulations, rules and requirements relating to the performance of its obligations hereunder and the general standards, rules, and regulations of the insurance industry; and all written instructions as may be provided to Managing General Agent from time to time by Company.

ARTICLE 20 - GENERAL OBLIGATIONS OF COMPANY

20.1 Licensing. Company warrants that it is, and will continue to be during the term of this Agreement and thereafter while providing any continuing services hereunder, authorized and duly licensed to perform all acts set out in this Agreement. On or before the signing of this Agreement, Company shall provide Managing General Agent with a copy of its current Certificate of Authority, and thereafter shall, within 15 days of receiving written request, provide copy of any renewal of such license to Managing General Agent.

20.2 Compliance with Laws. Managing General Agent shall be responsible for compliance with all applicable laws, regulations, rules and requirements relating to the performance of its obligations hereunder and the general standards, rules, and regulations of the insurance industry.

ARTICLE 21 - MISCELLANEOUS

21.1 Any obligations and undertakings of each of the parties to this Agreement shall be performable in Dallas County, Texas. The Managing General Agent agrees to pay to the Company all sums of money which may become payable to Company under this Agreement.

21.2 Complaints by Insureds - All Texas Department of Insurance (TDI) complaints are to be handled by the Managing General Agent as follows:

        a. the Managing General Agent is to notify the Company promptly of any TDI complaints received and forward a copy of the complaint to the Company;
        b. the Company will promptly notify the Managing General Agent of any complaints it receives on the business written pursuant to this Agreement;
        c. the Managing General Agent is to promptly research the circumstances of each complaint and provide the Company with a written reasonable explanation of the Managing General Agent's position and intention; and
        d. the Managing General Agent is to maintain complete records of each complaint and all supporting documentation.

21.3 As regards non-TDI complaints, the Managing General Agent is to maintain a log and complete records of each complaint and all supporting documentation in a form approved by the Company.

21.4 The underwriting guidelines of the Company, as may be promulgated from time to time by the Managing General Agent, are incorporated herein by reference.

21.5 As regards the subject matter of this Agreement, this Agreement supersedes all previous Managing General Agency Agreements, if any, whether written and oral, between the Company and the Managing General Agent.

21.6 The Managing General Agent shall maintain errors and omissions insurance with an insurer acceptable to the Company, covering its operations, including the obligations of this Agreement, the limits of which shall not be less than $1,000,000 per claim, with a permitted retention amount up to $1,000,000.

21.7 No amendments to or modifications of this Agreement shall be valid unless made in writing and executed by the Company and the Managing General Agent in the form of an Amendment to this Agreement.

21.8 The Managing General Agent shall not directly or indirectly assign its rights and obligations under this Agreement in whole or in part to any non-affiliated party without the prior written approval of the Company, which shall not be unreasonably withheld.

21.9 Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural and any term stated in either the masculine, the feminine or the neuter gender shall include the masculine, the feminine and the neuter gender. All captions and section headings are intended to be for purposes of reference only and do not affect the substance of the articles to which they refer.

21.10 Each party hereto agrees to perform any further acts and execute and deliver any further documents, which may be reasonably necessary to carry out the provisions of this Agreement.

21.11 In the event that any of the provisions, or portions thereof, of this Agreement are held to be illegal, invalid or unenforceable by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected by the illegal, invalid or unenforceable provisions or by its severance here from.

21.12 Any and all notices required or permitted to be given under this Agreement shall be in writing and will be deemed given when deposited in the United States Postal Service, Certified Mail, Return Receipt Requested, to the parties' address as provided below; or when e-mailed, deemed given when there is proof of receipt.

This Agreement shall be effective the 1st day of January 2003, or on such other date as the parties hereto mutually agree.

THE COMPANY:                             THE MANAGING GENERAL AGENT:

OLD AMERICAN COUNTY MUTUAL               DIRECT GENERAL
FIRE INSURANCE COMPANY                   INSURANCE AGENCY, INC.

By:     /s/ Thomas A. McCall             By:       /s/ Barry D. Elkins
      -----------------------------            ---------------------------------

Name:       Thomas A. McCall             Name:         Barry D. Elkins
      -----------------------------            ---------------------------------

Title:          President                Title:          SVP & CFO
      -----------------------------            ---------------------------------

Date:       December 31, 2002            Date:        December 31, 2002
      -----------------------------            ---------------------------------

                              SCHEDULE OF BUSINESS

The Company, the Reinsurer and the Managing General Agent agree that the Managing General Agent has the authority to accept, on forms approved by the Company, any Policy, endorsement, binder, certificate, or proposal for insurance. The Managing General Agent's authority is limited by this Schedule of Business.

    Overall:
             Projected premium volume                 $40,000,000
             Territory                                Texas only
             Maximum policy term                      Twelve months

While business will be predominately minimum limits, the lines of business and the maximum limits of liability are as follows:

                         COVERAGE                       MAXIMUM LIMITS

             Bodily Injury Liability                  $100,002 each person
                                                      $300,002 each accident
             Property Damage Liability                $ 50,002 each accident

             Uninsured/Underinsured Motorists
                  Bodily Injury                       $ 20,002 each person
                                                      $ 40,002 each accident
                  Property Damage                     $ 15,002 each accident

             Personal Injury Protection               $  2,502 each person

             Medical payments                         $    502 each person

             Physical Damage                          $ 35,002 each automobile

This Agreement does not apply to and specifically excludes the following:

        a. Any business not produced by DIRECT GENERAL INSURANCE AGENCY, INC, or
        b. Any business not classified as private passenger automobile liability or physical damage, or
        c. Exclusions specified within the Quota Share Reinsurance Agreement Number DIRECT-03-001.


THE COMPANY:                             THE MANAGING GENERAL AGENT:

OLD AMERICAN COUNTY MUTUAL               DIRECT GENERAL
FIRE INSURANCE COMPANY                   INSURANCE AGENCY, INC.

By:     /s/ Thomas A. McCall             By:       /s/ Barry D. Elkins
      -----------------------------            ---------------------------------

Name:       Thomas A. McCall             Name:         Barry D. Elkins
      -----------------------------            ---------------------------------

Title:          President                Title:          SVP & CFO
      -----------------------------            ---------------------------------

Date:       December 31, 2002            Date:        December 31, 2002
      -----------------------------            ---------------------------------





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